Exhibit 10.32

Summary of 2009 Incentive Compensation Plan

Annual bonuses in 2009 shall be paid pursuant to this 2009 Incentive Compensation Plan, subject to the discretion of the Compensation Committee to make such adjustments as it deems appropriate, including in certain instances, its discretion to exceed the maximum amount otherwise payable under the plan. The common bonus pool amount shall be $15 million. Those eligible for payout from the common bonus pool include all employees, with the exception of the non-exempt hourly plant workers at the Belpre Plant, on the payroll as of December 31, 2007. The Incentive Compensation Plan is intended to encourage strong performance on factors that are key to Kraton’s growth and success.

A participant’s initial bonus amount is determined as follows:

Participant’s		Target		Kraton		Individual		Amount allocated from
Base Salary	X	Bonus Factor (%)	X	Performance Factor	X	Performance Factor	+	the additional $1,000,000 pool, if any

Target Bonus Factor is a percentage of base salary and shall be established by the Compensation Committee for each participant, unless specifically provided in such participant’s employment agreement.

Kraton’s Performance Factor shall be determined through use of a sliding scale based on EBITDA generated by Kraton. For example, if Kraton successfully achieves EBITDA that is exactly equal to the EBITDA target as set in the annual business plan of Kraton, then the Kraton performance factor would be 1. The annual business plan also establishes a stretch EBITDA target, which if achieved or exceeded, would result in a Kraton performance factor of 2. The Kraton performance factor can never exceed 2. Sixty-five percent of the EBITDA target is a minimum threshold below which the Kraton performance factor, and thus the common bonus pool, would be zero. If actual EBITDA falls between 65% of EBITDA and the stretch EBITDA target, the Kraton performance factor is adjusted based on a sliding scale.

The Individual Performance Factor shall be determined after review by the Compensation Committee of that executive’s key contributions and key weaknesses for the year on an aggregate basis and is not based on a mathematical or formulaic method and no objectively determinable weighting is applied. Each participant’s individual performance factor shall range from 0 to 2.0.

An Additional Bonus Pool of up to $1 million may be added or subtracted from the common bonus pool amount based on additional performance criteria.

Adjustments Initial bonus amounts are adjusted downwards as necessary so as not to exceed the common bonus pool amount or maximum payouts as established by employment contracts.

Targets The Compensation Committee determined the performance targets for the 2009 Incentive Plan in first quarter 2009.